SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 7, 2019 (December 31, 2018)

TRUETT-HURST, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35973	46-1561499
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle, Healdsburg, CA 95448

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (707) 431.4423

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Director

On January 4, 2019, Spencer Grimes informed the Board of Directors (the "Board") of Truett-Hurst, Inc. (the "Company") of his intention to resign from the Board, effective immediately, in order to pursue other opportunities. Prior to his resignation, Mr. Grimes served on the Nominating and Corporate Governance Committee of the Board. Mr. Grimes confirmed his resignation was not the result of any disagreement with the Board or management relating the Company, its operations, policies or practices.

(e)	Compensatory Arrangements of Certain Officers

Effective December 31, 2018, the Compensation Committee of the Board approved an amendment to the offer letter previously entered into with Karen Weaver, the Company’s Chief Financial Officer. The amendment to her offer letter provides that if Ms. Weaver’s employment is terminated by the Company without cause prior to March 31, 2019, she will be entitled to a severance payment equal to (i) the amount of base salary she would have received for the period from her termination of employment through March 31, 2019 had her employment not terminated and (ii) an additional six months of base salary ($120,000).

The description of the amendment contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the Amendment to Offer Letter, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Offer Letter, dated December 31, 2018, between the Company and Karen Weaver

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst, Inc.

By:	/s/ Paul Dolan
Paul E. Dolan, III
President and Chief Executive Officer
Date: January 7, 2019

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Offer Letter, dated December 31, 2018, between the Company and Karen Weaver